                                          FILED PURSUANT TO RULE 424(b)(5)
                                          REGISTRATION NO. 333-16125

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 7, 1997

                                2,014,371 SHARES

                                                                       [LOGO]
                             FOREST OIL CORPORATION
                                  COMMON STOCK
                                ----------------

    FOREST OIL CORPORATION (THE "COMPANY" OR "FOREST") HAS CALLED FOR REDEMPTION ON FEBRUARY 28, 1997 (THE "REDEMPTION DATE") ALL OF ITS OUTSTANDING $.75 CONVERTIBLE PREFERRED STOCK (THE "PREFERRED STOCK"), AT A REDEMPTION PRICE OF $10.00, PLUS ACCUMULATED AND UNPAID DIVIDENDS TO AND INCLUDING THE REDEMPTION DATE (FOR AN AGGREGATE OF $10.06 PER SHARE, THE "REDEMPTION PRICE"). FROM AND AFTER THE REDEMPTION DATE, HOLDERS OF SHARES OF PREFERRED STOCK (THE "HOLDERS") THAT ARE NOT CONVERTED AS HEREINAFTER DESCRIBED SHALL BE ENTITLED ONLY TO THE REDEMPTION PRICE, AND NO FURTHER DIVIDENDS SHALL ACCRUE.

    THIS PROSPECTUS COVERS THE ISSUANCE OF A MAXIMUM OF 2,014,371 SHARES OF COMMON STOCK, PAR VALUE $.10 PER SHARE (THE "COMMON STOCK"), OF THE COMPANY UNDER THE STANDBY ARRANGEMENTS DESCRIBED HEREIN UNDER "STANDBY ARRANGEMENT" AND THE REOFFERING OF ANY COMMON STOCK ISSUED UPON CONVERSION OF THE OUTSTANDING PREFERRED STOCK OF THE COMPANY INTO COMMON STOCK BY LEHMAN BROTHERS INC. (THE "PURCHASER") OR PURSUANT TO SUCH STANDBY ARRANGEMENTS.

    THE PREFERRED STOCK IS CONVERTIBLE INTO SHARES OF COMMON STOCK ON THE BASIS OF 0.7 SHARES OF COMMON STOCK FOR EACH ONE SHARE OF PREFERRED STOCK UNTIL THE CLOSE OF BUSINESS ON FEBRUARY 21, 1997 (THE "CONVERSION TERMINATION DATE"). CASH WILL BE PAID FOR FRACTIONAL SHARES OF COMMON STOCK, AND NO PAYMENT OR ADJUSTMENT WILL BE MADE ON ACCOUNT OF ANY DIVIDENDS ON THE SHARES OF COMMON STOCK ISSUED ON SUCH CONVERSION. THE CONVERSION RIGHT EXPIRES AT THE CLOSE OF BUSINESS ON THE CONVERSION TERMINATION DATE.

    THE COMMON STOCK IS LISTED ON THE NASDAQ NATIONAL MARKET. ON FEBRUARY 6, 1997, THE LAST SALE PRICE OF THE COMPANY'S COMMON STOCK ON THE NASDAQ NATIONAL MARKET WAS $16 7/8 PER SHARE.

    THE COMPANY HAS MADE ARRANGEMENTS WITH THE PURCHASER PURSUANT TO WHICH THE PURCHASER HAS AGREED, SUBJECT TO CERTAIN CONDITIONS, TO PURCHASE FROM THE COMPANY A NUMBER OF AUTHORIZED BUT UNISSUED SHARES OF COMMON STOCK, EQUAL TO THE TOTAL NUMBER OF SHARES OF COMMON STOCK THAT WOULD HAVE BEEN DELIVERED UPON CONVERSION OF THOSE PREFERRED STOCK SHARES THAT ARE NOT DULY SURRENDERED FOR CONVERSION PRIOR TO THE CLOSE OF BUSINESS ON THE CONVERSION TERMINATION DATE. THE PURCHASER MAY ALSO PURCHASE PREFERRED STOCK IN THE OPEN MARKET OR OTHERWISE PRIOR TO THE CONVERSION TERMINATION DATE AND HAS AGREED TO CONVERT ALL PREFERRED STOCK SO PURCHASED INTO COMMON STOCK. SEE "STANDBY ARRANGEMENT" FOR A DESCRIPTION OF THE PURCHASER'S COMPENSATION AND INDEMNIFICATION ARRANGEMENTS WITH THE COMPANY.

    PRIOR TO OR AFTER THE REDEMPTION DATE, THE PURCHASER MAY OFFER TO THE PUBLIC SHARES OF COMMON STOCK AT PRICES SET BY THE PURCHASER FROM TIME TO TIME. IT IS INTENDED THAT SUCH PRICES WILL NOT BE INCREASED MORE FREQUENTLY THAN ONCE IN ANY CALENDAR DAY AND WILL NOT EXCEED THE GREATER OF THE LAST SALE OR CURRENT ASKED PRICE OF THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET, PLUS APPLICABLE DEALERS' COMMISSIONS. THUS, THE PURCHASER MAY REALIZE PROFITS OR INCUR LOSSES INDEPENDENT OF THE COMPENSATION REFERRED TO UNDER "STANDBY ARRANGEMENT". SUCH SHARES OF COMMON STOCK MAY BE OFFERED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE FROM TIME TO TIME BY THE PURCHASER. ANY COMMON STOCK SO OFFERED BY THE PURCHASER WILL BE SUBJECT TO RECEIPT AND ACCEPTANCE BY IT AND SUBJECT TO ITS RIGHTS TO REJECT ORDERS IN WHOLE OR IN PART. SEE "STANDBY ARRANGEMENT". THIS PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES OTHER THAN THE COMMON STOCK OFFERED BY THE PURCHASER.

    FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" COMMENCING ON PAGE S-4 HEREOF.
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                                LEHMAN BROTHERS

FEBRUARY 7, 1997

IN CONNECTION WITH THIS OFFERING, THE PURCHASER MAY EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE COMMON STOCK AND THE PREFERRED STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET SYSTEM, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

IN CONNECTION WITH THE OFFERING, THE PURCHASER MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "STANDBY ARRANGEMENT."

                               PROSPECTUS SUMMARY

THE COMPANY

    Forest and its subsidiaries are engaged in the exploration, exploitation, development, production, acquisition and marketing of natural gas and crude oil in North America. The Company, which is the successor to a company formed in 1916, has extensive operating experience in most of the major exploration and producing areas in and offshore the United States and in Canada. Forest's principal reserves and producing properties are located in the Gulf of Mexico, Texas, Oklahoma and Canada. The Company currently operates 45 offshore platforms in the Gulf of Mexico. For the first nine months of 1996 production from the offshore Gulf of Mexico and Canada each accounted for approximately 41% of the Company's production on a Mcfe basis.

USE OF PROCEEDS

    The net proceeds, if any, received by the Company from the sale of Common Stock to the Purchaser pursuant to the standby arrangements described herein will be used to pay the Redemption Price for the Preferred Stock not surrendered for conversion. Any other amounts received by the Company pursuant to the profit-sharing arrangement described in "Standby Arrangement" will be used for general corporate purposes. The amount of the proceeds to be received by the Company from the Purchaser is not determinable at this time, because neither the number of shares, if any, that will be sold to the Purchaser nor the amount of profit, if any, that the Purchaser will realize upon resale of such shares can be determined at this time. The Company will not receive any cash proceeds from the issuance of Common Stock upon the conversion of the Preferred Stock.

RECENT DEVELOPMENTS

REDEMPTION OF PREFERRED STOCK

    The Company has called for redemption on February 28, 1997 all of its outstanding Preferred Stock. Pursuant to the terms of the Company's Restated Certificate of Incorporation relating to the Preferred Stock and as a result of the call, Holders of Preferred Stock are entitled to receive from the Company upon redemption the sum of $10.00, plus accumulated and unpaid dividends to and including the Redemption Date (for an aggregate redemption price of $10.06 per share). Holders of Preferred Stock may convert each share of Preferred Stock into 0.7 shares of Common Stock prior to the close of business on February 21, 1997.

EXTINGUISHMENT OF NONRECOURSE SECURED LOAN DUE TO JEDI

    On November 5, 1996, the Company exchanged 2,000,000 shares of Common Stock plus approximately $13,500,000 in cash to extinguish approximately $43,000,000 of nonrecourse secured debt owed to Joint Energy Development Investments Limited Partnership ("JEDI"), a Delaware limited partnership whose general partner is an affiliate of Enron Corp. In connection with this transaction, The Anschutz Corporation ("Anschutz") acquired 1,628,888 shares of Common Stock by exercising warrants for 388,888 shares of Common Stock at $10.50 per share and converting 620,000 shares of Forest's Second Series Preferred Stock into 1,240,000 shares of Common Stock. The JEDI debt bore interest at the rate of 12 1/2% per annum. The fair value of the stock issued, the cash payment made, and the transaction costs incurred by the Company were less than the carrying amount of the debt; accordingly, the Company recorded a gain of approximately $2,166,000 on the extinguishment of the debt. Giving effect to these transactions, Anschutz holds approximately 7,640,000 shares of Common Stock and warrants to acquire an additional 3,500,000 shares of Common Stock. JEDI holds approximately 3,680,000 shares of the Common Stock. See "Risk Factors-- Ownership Position of Anschutz."

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF THE COMMON STOCK SHOULD CAREFULLY CONSIDER; TOGETHER WITH THE OTHER INFORMATION HEREIN, THE FOLLOWING FACTORS THAT AFFECT THE COMPANY:

CONDITIONS IN OIL AND GAS INDUSTRY AFFECTING THE COMPANY

    The Company's revenues, profitability and future rate of growth, if any, are substantially dependent upon prevailing prices for oil and natural gas and the ability of the Company to acquire proved reserves. Historically, the prices for oil and natural gas have been quite volatile. The Company is impacted more by natural gas prices than by oil prices, because the majority of its production is natural gas. The Company has entered into volumetric production payments and energy swap agreements with respect to a portion of its current production which reduce the Company's exposure to commodity price risk. However, a significant portion of the Company's oil and gas production is subject to spot market prices, which have historically been volatile. The volatility of the spot market for natural gas is due to factors beyond the Company's control, including seasonality of demand. Prices are also affected by actions of state and local agencies, the United States and foreign governments, and international cartels. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and natural gas. Any substantial or extended decline in the price of oil or natural gas would have a material adverse effect on the Company's financial condition and results of operations.

    The marketability of the Company's production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. U.S. federal and state regulation and Canadian regulation of oil and gas production and transportation, general economic conditions, and changes in supply and demand all could adversely affect the Company's ability to produce and market its oil and natural gas. If market factors were to change dramatically, the financial impact on the Company could be substantial. The availability of markets is beyond the control of the Company and thus represents a significant risk.

UNCERTAINTY OF ESTIMATES OF OIL AND GAS RESERVES

    Petroleum engineering is not an exact science. Estimates of commercially recoverable oil and gas reserves and of the future net cash flows therefrom are based upon a number of variable factors and assumptions, such as historical production from the subject properties, comparison with other producing properties, the assumed effects of regulation by governmental agencies and assumptions concerning future oil and gas prices and future operating costs, severance and excise taxes, abandonment costs, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. All such estimates are to some degree speculative, and various classifications of reserves are only attempts to define the degree of speculation involved. For these reasons, estimates of the commercially recoverable reserves of oil and natural gas attributable to any particular property or group of properties, the classification, cost and risk of recovering such reserves and estimates of the future net cash flows expected therefrom, prepared by different engineers or by the same engineers at different times, may vary substantially. The Company therefore emphasizes that the actual production, revenues, severance and excise taxes, development expenditures, workover and remedial expenditures, abandonment expenditures and operating expenditures with respect to its reserves will likely vary from such estimates, and such variances may be material.

    In addition, actual future net cash flows will be affected by factors such as price, actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by natural gas purchasers, changes in governmental regulations or taxation and the impact of inflation on costs. The timing of actual future net revenue from proved reserves, and thus their actual present value, can be affected by the timing of the incurrence of expenditures in connection with development of oil and gas properties. The 10% discount factor, which is required by the Securities and Exchange Commission to be used to calculate present value for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the oil and gas industry. Discounted present value, no matter what discount rate is used, is materially affected by assumptions as to the amount and timing of future production, which may and often do prove to be inaccurate. The present value of future net cash flows referred to in this Prospectus Supplement should not be construed as the current market value of the estimated oil and gas reserves attributable to the Company's properties.

CEILING LIMITATION WRITEDOWNS

    The Company reports its operations using the full cost method of accounting for oil and gas properties. The Company capitalizes the cost to acquire, explore for and develop oil and gas properties. Under full cost accounting rules, the net capitalized costs of oil and gas properties may not exceed a "ceiling limit" which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties. If net capitalized costs of oil and gas properties exceed the ceiling limit, the Company is subject to a ceiling limitation writedown to the extent of such excess. A ceiling limitation writedown is a charge to earnings which does not impact cash flow from operating activities. However, such writedowns impact the amount of the Company's shareholders' equity. The risk that the Company will be required to write down the carrying value of its oil and gas properties increases when oil and gas prices are depressed or volatile. In addition, writedowns may occur if the Company has substantial downward revisions in its estimated proved reserves or if purchasers or governmental action cause an abrogation of, or the Company voluntarily cancels, long-term contracts for its natural gas. The Company had a writedown of $58,000,000 in 1994. No assurance can be given that the Company will not experience additional writedowns in the future.

CURRENCY RISK

    A substantial portion of the Company's operations are located in Canada. The expenses of such operations are payable in Canadian dollars and certain of the revenues derived from natural gas and oil sales will be based upon U.S. dollar prices. The results of such Canadian operations are therefore subject to the risks of fluctuation in the relative values of Canadian and U.S. dollars.

GENERAL RISKS OF OIL AND GAS OPERATIONS

    The nature of the oil and gas business involves a variety of risks, including, but not limited to, the risks of operating hazards such as fires, explosions, cratering, blow-outs, adverse weather conditions, pollution and environmental risks, encountering formations with abnormal pressures, and, in horizontal wellbores, the increased risk of mechanical failure and collapsed holes, the occurrence of any of which could result in substantial losses to the Company. The Company conducts a substantial portion of its operations offshore in the Gulf of Mexico. Such operations are subject to certain risks including, but not limited to, collision, sinking and grounding of rigs and vessels. These risks could result in substantial losses to the Company due to personal injury, severe damage or destruction of property and equipment, environmental clean-up costs and the suspension of operations. The Company maintains insurance against some, but not all, of these risks in amounts that management believes to be reasonable in accordance with customary oil and gas industry practices. The occurrence of a significant event, however, that is not fully insured could have a material adverse effect on the Company's financial condition and results of operations.

DRILLING RISKS

    Drilling involves numerous risks, including the risk that no commercially productive oil or gas reservoirs will be encountered. The cost of drilling and completing wells is often unpredictable, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, weather conditions and shortages or delays in delivery of equipment. There can be no assurance as to the success of the Company's future drilling activities. The Company's current inventory of 2-D and 3-D seismic surveys will not necessarily increase the likelihood that the Company will drill or complete commercially productive wells or that the volumes of reserves, if any, would necessarily be greater than the Company would have discovered without its current inventory of seismic surveys.

GAS MARKETING

    The Company's operations include gas marketing in Canada as a result of the acquisition of ATCOR Resources Ltd. ("ATCOR") in 1996. The Company's gas marketing operations consist of the marketing of its own gas production, the purchase and direct sale of third parties' natural gas, the handling of transportation and operations of such third party gas and spot purchasing and selling of natural gas. The profitability of such natural gas marketing operations depend in large part on the ability of the Company to assess and respond to changing market conditions, including credit risk, in negotiating natural gas purchase and sale agreements. Profitability of such natural gas marketing operations also depend in large part on the ability of the Company to maximize the volume of third party natural gas which the Company purchases and resells and on the ability of the Company to obtain a satisfactory margin between the purchase price and the sales price for such volumes. The inability of the Company to respond appropriately to changing market conditions in connection with its gas marketing division could materially adversely affect the Company's results of operations.

GAS PROCESSING

    As a result of the ATCOR acquisition, the Company's operations also include processing of natural gas to extract various natural gas liquids. The Company's gas processing operations primarily consist of an interest in an ethane extraction plant located in Edmonton, Canada. In order to obtain from natural gas suppliers volumes of committed natural gas reserves to maintain natural gas throughput at optimal levels, the plant must periodically contract to process additional natural gas volumes provided from new or existing sources.

COMPETITION

    The Company operates in a highly competitive environment. The Company competes with major and independent oil and gas companies for the acquisition of desirable oil and gas properties, as well as the equipment and labor required to develop and operate such properties. The Company also competes with major and independent oil and gas companies in the marketing and sale of oil and natural gas to marketers and end-users. Many of these competitors have financial and other resources substantially greater than those of the Company.

REPLACEMENT OF RESERVES

    In general, the volume of production from oil and gas properties declines as reserves are depleted. The decline rates depend on reservoir characteristics and vary from the steep decline rates characteristic of Gulf of Mexico reservoirs, where the Company has a significant portion of its production, to the relatively slow decline rates characteristic of long-lived fields in other regions. Except to the extent the Company acquires properties containing proved reserves or conducts successful development and exploration activities, or both, the proved reserves of the Company will decline as reserves are produced. The Company's future natural gas and oil production is, therefore, highly dependent upon its level of success in finding or acquiring additional reserves. The business of exploring for, developing or acquiring reserves is capital intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, the Company's ability to make the necessary capital investment to maintain or expand its asset base of oil and gas reserves would be impaired. In addition, there can be no assurance that the Company's future development, acquisition and exploration activities will result in additional proved reserves or that the Company will be able to drill productive wells at acceptable costs.

ACQUISITION RISKS

    The Company's recent growth has been primarily attributable to acquisitions of producing properties. The Company expects to continue to evaluate and pursue acquisition opportunities on terms management considers favorable to the Company. The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors beyond the Company's control. Such assessments are necessarily inexact and their accuracy inherently uncertain. In connection with such an assessment, the Company performs a review of the subject properties that it believes to be generally consistent with industry practices. Such a review, however, will not reveal all existing or potential problems nor will it permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every platform or well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. The Company is generally not entitled to contractual indemnification for preclosing liabilities, including environmental liabilities, and generally acquires interests in the properties on an "as is" basis with limited remedies for breaches of representations and warranties.

GOVERNMENT REGULATION, ENVIRONMENTAL RISKS AND TAXES

    Various aspects of the Company's oil and natural gas operations are regulated by administrative agencies under statutory provisions of the states and provinces where such operations are conducted, by certain agencies of the U.S. federal government for operations on U.S. federal leases and by the Canadian government. In the past, the U.S. federal government has regulated the prices at which oil and natural gas could be sold. While sales by producers of natural gas, and all sales of crude oil, condensate and natural gas liquids can currently be made at uncontrolled market prices, Congress could reenact price controls in the future.

    Extensive U.S., state and local laws and Canadian laws govern oil and gas operations regulating the discharge of materials into the environment or otherwise relating to the protection of the environment. Numerous governmental departments issue rules and regulations to implement and enforce such laws which are often difficult and costly to comply with and which carry substantial penalties for failure to comply. These laws, rules and regulations may restrict the rate of oil and gas production below the rate that would otherwise exist. The regulatory burden on the oil and gas industry increases its cost of doing business and consequently affects its profitability. These laws, rules and regulations affect the operations of the Company. Compliance with environmental requirements generally could have a material adverse effect upon the capital expenditures, earnings or competitive position of Forest. Although Forest's experience has been to the contrary, there is no assurance that this will continue to be the case.

OWNERSHIP POSITION OF ANSCHUTZ

    Anschutz has a substantial ownership position in the Company and may designate three of the Company's directors. Therefore, Anschutz has the ability to exert substantial influence with respect to matters considered by the Board of Directors. Based on the number of shares outstanding on January 31, 1997, Anschutz owned approximately 24.9% of the outstanding Common Stock. Anschutz may acquire additional shares up to a maximum 40% position, but its ability to exceed such percentage is limited by a shareholders agreement with the Company that expires in 2000. Under certain circumstances Anschutz could have a veto power over proposed transactions between the Company and third parties such as a merger, which requires the approval of the holders of two-thirds of the outstanding Common Stock. It is unlikely that control of the Company could be transferred to a third party without Anschutz's consent and agreement. It is also unlikely that a third party would offer to pay a premium to acquire the Company without the prior agreement of Anschutz, even if the Board of Directors should choose to attempt to sell the Company in the future. Finally, the 40% ownership limitation on Anschutz's ownership terminates in 2000 and earlier under certain circumstances. In the absence of these limitations, based on the number of shares outstanding on January 31, 1997, Anschutz may acquire up to an additional approximately 11.4% of the Common Stock by exercising an option for 3,500,000 shares of Common Stock.

ANTI-TAKEOVER PROVISIONS

    Certain provisions in the Company's Restated Certificate of Incorporation, By-laws, its Shareholders' Rights Plan and executive severance agreements may make it more difficult to effect a change in control of the Company and replace incumbent management.

NO DIVIDENDS

    The Company does not intend to pay cash dividends on its Common Stock in the foreseeable future.
The Company currently intends to retain its cash for the continued growth of its business, including development, exploration and acquisition activities. In addition, the Company's bank credit facility and the Indenture executed in connection with the Company's 11 1/4% Senior Subordinated Notes due 2003 currently restrict the ability of the Company to pay dividends.

                          PRICE RANGE OF COMMON STOCK

    The Company has one class of common equity securities outstanding, its Common Stock, par value $.10 per share. On January 31, 1997, 30,543,104 shares of Common Stock were held by approximately 1,700 holders of record.

    The Common Stock is traded on the Nasdaq National Market. The high and low intraday sales prices of the Common Stock for each quarterly period of the years presented as reported by the Nasdaq National Market are listed in the chart below. All of the following quotations have been adjusted to reflect the 5 to 1 reverse stock split of the Common Stock that occurred on January 8, 1996. There were no dividends on Common Stock in 1994, 1995, 1996 or in the first quarter of 1997.

                                           HIGH         LOW
                                         ---------    --------
                  1994
First Quarter........................... $23 3/4      $17 3/16
Second Quarter..........................  23 3/4       16 7/8
Third Quarter...........................  22 1/2       15 15/16
Fourth Quarter..........................  17 1/2        9 3/8


                                           HIGH         LOW
                                         ---------    --------
                  1995
First Quarter........................... $12 3/16     $ 6 7/8
Second Quarter..........................  11 7/8        7 3/16
Third Quarter...........................  15 5/8        8 1/8
Fourth Quarter..........................  16 9/16      10 5/8

                                           HIGH         LOW
                                         ---------    --------
                  1996
First Quarter........................... $16 1/2      $10 1/2
Second Quarter..........................  13 5/8       11 1/4
Third Quarter...........................  14 3/4       12 1/2
Fourth Quarter..........................  17 7/8       12 3/8

                                           HIGH         LOW
                                         ---------    --------
                  1997
First Quarter (through February 6,
  1997)................................. $19 3/8      $16 1/4

    On February 6, 1997, the last reported sales price of the Common Stock as quoted on the Nasdaq National Market was $16 7/8 per share.

                     SELECTED FINANCIAL AND OPERATING DATA

    The following table sets forth selected financial and operating data regarding the Company as of and for each of the nine month periods ending September 30, 1996 and 1995 and for each of the years in the five year period ended December 31, 1995. This data should be read in conjunction with the Consolidated Financial Statements of the Company included in the Company's report on Form 10-K/A for the year ended December 31, 1995, the Consolidated Pro Forma Financial Statements of the Company at September 30, 1996 and for the nine months ended September 30, 1996 and the year ended December 31, 1995 and the Financial Statements of ATCOR Resources Ltd. at December 31, 1995 and for each of the years in the three year period ended December 31, 1995, included in the Company's current report on Form 8-K/A dated January 28, 1997.

                                                 NINE MONTHS ENDED
                                                   SEPTEMBER 30,                          YEAR ENDED DECEMBER 31,
                                          -------------------------------  -----------------------------------------------------
                                          PRO FORMA                        PRO FORMA
                                           1996(1)     1996       1995      1995(2)     1995       1994       1993      1992(3)
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA
Revenue:
  Marketing and processing(4)...........  $ 148,955    135,614     --        139,444     --         --         --         --
  Oil and gas sales and other...........     92,479     88,769     60,528    129,458     82,456    115,947    105,148    113,186
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenue.......................    241,434    224,383     60,528    268,902     82,456    115,947    105,148    113,186
Expenses:
  Marketing and processing(4)...........    141,797    129,115     --        133,192     --         --         --         --
  Oil and gas production................     24,093     23,224     16,576     37,512     22,463     22,384     19,540     15,865
  General and administrative............     10,217      9,526      5,761     12,949      9,081     11,166     12,003     11,611
  Interest..............................     14,201     18,042     19,100     21,357     25,323     26,773     23,729     27,800
  Depreciation and depletion............     45,599     43,862     33,631     68,047     43,592     65,468     60,581     46,624
  Provison for impairment of oil and gas
    properties(4).......................     --         --         --         21,326     --         58,000     --         --
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total expenses......................    235,907    223,769     75,068    294,383    100,459    183,791    115,853    101,900
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) before income taxes,
    minority interest, cumulative
    effects of changes in accounting
    principles and extraordinary item...      5,527        614    (14,540)   (25,481)   (18,003)   (67,844)   (10,705)    11,286
  Income tax expense (benefit)..........      3,669      3,250         (7)    (3,091)        (7)         9     (1,350)     3,988
  Minority interest in loss (earnings)
    of subsidiary.......................        228        228     --             (7)    --         --         --         --
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) before cumulative
    effects of changes in accounting
    principles and extraordinary item...  $   2,086     (2,408)   (14,533) $ (22,397)   (17,996)   (67,853)    (9,355)     7,298
                                          ---------                        ---------
                                          ---------                        ---------
  Cumulative effects of changes in
    accounting principles for oil and
    gas sales, postretirement benefits
    and income taxes(6).................                --         --                    --        (13,990)    (1,123)    --
  Extraordinary item--extinguishment of
    debt(6).............................                --         --                    --         --        (10,735)    --
                                                     ---------  ---------             ---------  ---------  ---------  ---------
  Net earnings (loss)...................             $  (2,408)   (14,533)              (17,996)   (81,843)   (21,213)     7,298
                                                     ---------  ---------             ---------  ---------  ---------  ---------
                                                     ---------  ---------             ---------  ---------  ---------  ---------
  Weighted average number of common
    shares outstanding..................     31,471     23,698      6,611     28,119      7,360      5,619      4,399      2,755
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net earnings (loss) attributable to
    common stock........................             $  (4,027)   (16,153)              (20,156)   (84,004)   (23,463)     4,950
                                                     ---------  ---------             ---------  ---------  ---------  ---------
                                                     ---------  ---------             ---------  ---------  ---------  ---------
  Primary earnings (loss) per share(7):
    Earnings (loss) before cumulative
      effects of changes in accounting
      principles and extraordinary
      item..............................  $     .01       (.17)     (2.44)      (.87)     (2.74)    (12.46)     (2.64)      1.80
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net earnings (loss).................             $    (.17)     (2.44)                (2.74)    (14.95)     (5.34)      1.80
                                                     ---------  ---------             ---------  ---------  ---------  ---------
                                                     ---------  ---------             ---------  ---------  ---------  ---------


                                            1991
                                          ---------

STATEMENT OF OPERATIONS DATA
Revenue:
  Marketing and processing(4)...........     --
  Oil and gas sales and other...........     69,897
                                          ---------
    Total revenue.......................     69,897
Expenses:
  Marketing and processing(4)...........     --
  Oil and gas production................     12,548
  General and administrative............     14,076
  Interest..............................     23,306
  Depreciation and depletion............     38,229
  Provison for impairment of oil and gas
    properties(4).......................     34,000
                                          ---------
    Total expenses......................    122,159
                                          ---------
  Income (loss) before income taxes,
    minority interest, cumulative
    effects of changes in accounting
    principles and extraordinary item...    (52,262)
  Income tax expense (benefit)..........    (17,412)
  Minority interest in loss (earnings)
    of subsidiary.......................     --
                                          ---------
  Income (loss) before cumulative
    effects of changes in accounting
    principles and extraordinary item...    (34,850)

  Cumulative effects of changes in
    accounting principles for oil and
    gas sales, postretirement benefits
    and income taxes(6).................     --
  Extraordinary item--extinguishment of
    debt(6).............................      9,502
                                          ---------
  Net earnings (loss)...................    (25,348)
                                          ---------
                                          ---------
  Weighted average number of common
    shares outstanding..................      2,499
                                          ---------
                                          ---------
  Net earnings (loss) attributable to
    common stock........................    (30,557)
                                          ---------
                                          ---------
  Primary earnings (loss) per share(7):
    Earnings (loss) before cumulative
      effects of changes in accounting
      principles and extraordinary
      item..............................     (16.03)
                                          ---------
                                          ---------
    Net earnings (loss).................     (12.23)
                                          ---------
                                          ---------

                                            NINE MONTHS ENDED
                                              SEPTEMBER 30,                          YEAR ENDED DECEMBER 31,
                                     -------------------------------  -----------------------------------------------------
                                     PRO FORMA                        PRO FORMA
                                      1996(1)     1996       1995      1995(2)     1995       1994       1993      1992(3)
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER MCFE AMOUNTS)
BALANCE SHEET DATA (AT END OF
  PERIOD)
Total assets.......................  $ 532,894    533,166    304,743    544,235    321,043    324,832    426,755    378,532
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Long-term debt:
  Bank credit facilities...........  $  45,028     36,165     19,800     45,624     40,237     33,000     25,000     --
  Nonrecourse accrued loan(8)......     --         42,446     47,149     --         40,001     57,316     52,118     --
  Production payment
    obligation(9)..................     11,634     11,634     15,657     14,276     14,276     17,422     17,917     22,823
  Senior secured notes.............     --         --         --         --         --         --         --         56,323
  Subordinated debentures..........     99,407     99,407     99,353     99,365     99,365     99,316     99,272     89,175
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total long-term debt...........    156,069    189,652    181,959    159,265    193,879    207,054    194,307    168,321
Gas balancing liability............      3,340      3,340      5,926      3,841      3,841      8,525      3,887      3,115
Other liabilities(10)..............     21,962     21,962     22,996     25,824     23,298     19,641     23,166     12,170
Deferred revenue(11)...............      8,569      8,569     18,501     15,137     15,137     35,908     67,228     67,066
Sharholders' equity................    237,563    204,252     44,387    240,069     44,297      6,086     88,156     59,881
OPERATING DATA
Production(12):
  Gas (MMcf).......................     31,851     30,665     25,774     51,770     33,342     48,048     41,114     29,174
  Oil (Mbbls)......................      2,073      1,933        926      3,001      1,173      1,543      1,493      1,450
Average price received(12):
  Gas (per Mcf)....................  $    1.78       1.78       1.75       1.64       1.90       1.90       1.88       1.70
  Oil (per Bbl)....................      16.83      17.16      15.94      14.74      15.86      14.83      16.97      18.14
Production expense per Mcfe........        .54        .55        .53        .54        .56        .39        .39        .38
General and administrative expense
  per Mcfe(13).....................        .23        .23        .18        .19        .22        .19        .24        .32
Capital expenditures:
  Property acquisitons.............             $  20,445        391                26,807      9,762    144,916     88,772
  Exploration......................                18,541      8,082                12,739     15,693      5,433      2,297
  Development......................                24,205     11,801                13,198     17,089     20,472     15,558
                                                ---------  ---------             ---------  ---------  ---------  ---------
    Total capital expenditures.....             $  63,191     20,274                52,744     42,544    170,821    106,627
                                                ---------  ---------             ---------  ---------  ---------  ---------
                                                ---------  ---------             ---------  ---------  ---------  ---------
Proved reserves(12):
  Gas (MMcf).......................                                     330,166    238,128    246,996    273,382    194,655
  Oil (Mbbls)......................                                      20,788     10,541      7,532      8,198      7,560
Standardized measure of discounted
  future net cash flows relating to
  proved oil and gas
  reserves(14).....................                                   $ 333,676    256,917    207,549    262,176    190,971
Total discounted future net cash
  flows relating to proved oil and
  gas reserves, including amounts
  attributable to volumetric
  production payments(14)..........                                   $ 342,152    265,393    230,149    299,053    227,009


                                       1991
                                     ---------

BALANCE SHEET DATA (AT END OF
  PERIOD)
Total assets.......................    296,189
                                     ---------
                                     ---------
Long-term debt:
  Bank credit facilities...........     --
  Nonrecourse accrued loan(8)......     --
  Production payment
    obligation(9)..................     --
  Senior secured notes.............     59,262
  Subordinated debentures..........     90,387
                                     ---------
    Total long-term debt...........    149,649
Gas balancing liability............      2,947
Other liabilities(10)..............     10,341
Deferred revenue(11)...............     40,199
Sharholders' equity................     54,840
OPERATING DATA
Production(12):
  Gas (MMcf).......................     23,877
  Oil (Mbbls)......................        847
Average price received(12):
  Gas (per Mcf)....................       1.84
  Oil (per Bbl)....................      25.31
Production expense per Mcfe........        .43
General and administrative expense
  per Mcfe(13).....................        .33
Capital expenditures:
  Property acquisitons.............     13,560
  Exploration......................      9,723
  Development......................     12,381
                                     ---------
    Total capital expenditures.....     35,664
                                     ---------
                                     ---------
Proved reserves(12):
  Gas (MMcf).......................    193,471
  Oil (Mbbls)......................      5,315
Standardized measure of discounted
  future net cash flows relating to
  proved oil and gas
  reserves(14).....................    166,454
Total discounted future net cash
  flows relating to proved oil and
  gas reserves, including amounts
  attributable to volumetric
  production payments(14)..........    188,069

------------------------------

 (1) The pro forma statement of operations data, balance sheet data and operating data include pro forma adjustments to give effect to (i) the purchase of ATCOR Resources Ltd. ("ATCOR") as of January 1, 1996; (ii) the extinguishment of the nonrecourse secured loan to JEDI and the issuance of 2,000,000 shares of Common Stock to JEDI in partial consideration therefore; and (iii) the exercise of warrants to purchase 388,888 shares of Common Stock and the conversion of the Second Series Preferred Stock by Anschutz.

 (2) The pro forma statement of operations data, balance sheet data and operating data include pro forma adjustments to (i) give effect to the sale of Common Stock in the January 31, 1996 public offering and the use of the proceeds together with borrowings under the Company's bank credit facility to fund the acquisition of ATCOR, (ii) restate the historical financial statements of ATCOR to conform to U.S. generally accepted accounting principles, (iii) reflect the acquisition of ATCOR using the purchase method of accounting, (iv) reflect the sale of certain assets to ATCOR's controlling shareholders and the use of the proceeds therefrom to repay long-term debt of ATCOR, (v) give effect to the acquisition of the interest in Saxon Petroleum, Inc. ("Saxon"), (vi) give effect to the issuance of Common Stock to JEDI in exchange for debt and warrants to purchase Common Stock, (vii) give effect to the extinguishment of the nonrecourse secured loan to JEDI and the issuance of 2,000,000 shares of common stock to JEDI in partial consideration therefore; and (viii) the exercise of warrants to purchase 388,888 shares of common stock and the conversion of the Second Series Preferred Stock by Anschutz.

 (3) Statement of operations data and balance sheet data for the year ended December 31, 1992 include the effects of the ONEOK settlement, which increased total revenue by $37,541,000 and net earnings by $24,043,000 or $8.73 per share. Operating data for the year ended December 31, 1992 excludes the effects of the ONEOK settlement.

 (4) Represents amounts attributable to the gas marketing and processing operations acquired from ATCOR.

 (5) A provision for impairment of oil and gas properties of approximately $21,326,000 recorded in the historical financial statements of ATCOR was also included in the pro forma combined results of operations of Forest for the year ended December 31, 1995 in accordance with rules of the Securities and Exchange Commission for preparation of pro forma financial information. Had the provision for impairment recorded in the historical financial statements of ATCOR been excluded from the pro forma combined results of operations of Forest, the pro forma loss before cumulative effects of changes in accounting principles and extraordinary item and the pro forma loss per share before cumulative effects of changes in accounting principles and extraordinary item would have been $10,454,000 and $.45, respectively.

 (6) The Company changed its method of accounting for oil and gas sales from the sales method to the entitlements method effective January 1, 1994. The Company adopted the provisions of Statements of Financial Accounting Standards No. 106 and No. 109 effective January 1, 1993. These statements required the Company to accrue the expected cost of postretirement benefits and to adopt the liability method of accounting for income taxes, respectively. In 1993, the Company realized a loss on extinguishment of debt of $10,735,000 as a result of the redemption of its outstanding Senior Secured Notes and long-term subordinated debentures. In 1991, the Company realized an extraordinary gain on the extinguishment of debt of $9,502,000, net of income taxes of $4,895,000, in connection with a recapitalization of its debt and equity securities.

 (7) Fully diluted earnings (loss) per share was the same as primary earnings
    (loss) per share in all periods except the year ended December 31, 1992. In 1992, fully diluted earnings per share was $1.45.

 (8) Represents the nonrecourse secured loan payable to JEDI entered into in connection with the acquisition of properties in 1993. This debt was extinguished on November 6, 1996 as described under "Recent Developments".

 (9) Represents a dollar-denominated production payment obligation sold in 1992. The dollar denominated production payment obligation had an original principal amount of $37,550,000 and was recorded as a liability of $28,805,000 after a discount to reflect a market rate of interest of 15.5% per annum.

(10) Includes liabilities for employee benefit plans and other long-term liabilities.

(11) Represents amounts received from the sale of volumetric production payments.

(12) Includes amounts attributable to required deliveries under volumetric production payments.

(13) Excludes non-recurring general and administrative charges of $4,535,000 in 1991.

(14) Amounts are presented net of related income taxes.

                                 CAPITALIZATION

    The following table sets forth (i) the actual capitalization of the Company as of September 30, 1996 (ii) the pro forma capitalization of the Company at September 30, 1996, after giving effect to the exercise by Anschutz of warrants to purchase 388,888 shares of Common Stock, the conversion by Anschutz of the Second Series Preferred Stock into 1,240,000 shares of Common Stock, the extinguishment of the nonrecourse secured loan payable to JEDI, including the issuance to JEDI of 2,000,000 shares of Common Stock and (iii) the pro forma as adjusted capitalization of the Company at September 30, 1996, after giving effect to the pro forma transactions and the assumed conversion of all of the Company's outstanding $.75 Convertible Preferred Stock into 2,014,371 shares of Common Stock. See "Recent Developments".

                                                                                     SEPTEMBER 30, 1996
                                                                            -------------------------------------
                                                                                                       PRO FORMA
                                                                              ACTUAL      PRO FORMA   AS ADJUSTED
                                                                            -----------  -----------  -----------
                                                                                   (DOLLARS IN THOUSANDS)
Long-term debt:
  Bank debt...............................................................  $    36,165       45,028      45,028
  Nonrecourse secured loan(1).............................................       42,446      --           --
  Production payment obligation(2)........................................       11,634       11,634      11,634
  11 1/4% Subordinated Debentures.........................................       99,407       99,407      99,407
                                                                            -----------  -----------  -----------
  Total long-term debt....................................................      189,652      156,069     156,069

Shareholders' equity:
  $.75 Convertible Preferred Stock, 2,877,673 shares issued and outstanding, 2,877,673 shares pro forma and none pro forma as
    adjusted..............................................................       15,827       15,827      --
  Second Series Preferred Stock, 620,000 shares issued and outstanding,
    none pro forma and none pro forma as adjusted.........................        8,518      --           --
  Common Stock, par value $.10 per share, 26,864,019 shares issued and outstanding, 30,492,907 shares pro forma and 32,507,278 shares pro
    forma as adjusted(3)(4)...............................................        2,686        3,049       3,250
  Capital surplus.........................................................      397,117      436,417     452,043
  Accumulated deficit.....................................................     (219,906)    (217,740)   (217,740)
  Foreign currency translation............................................           10           10          10
                                                                            -----------  -----------  -----------
    Total shareholders' equity............................................      204,252      237,563     237,563
                                                                            -----------  -----------  -----------
Total capitalization......................................................  $   393,904      393,632     393,632
                                                                            -----------  -----------  -----------
                                                                            -----------  -----------  -----------

------------------------

(1) Represents the nonrecourse secured loan payable to JEDI entered into in connection with the acquisition of properties in 1993. This debt was extinguished on November 6, 1996 as described under "Recent Developments".

(2) Represents a dollar-denominated production payment obligation sold in 1992. The dollar denominated production payment obligation had an original principal amount of $37,550,000 and was recorded as a liability of $28,805,000 after a discount to reflect a market rate of interest of 15.5%.

(3) The historical amount is based on the number of shares of Common Stock outstanding at September 30, 1996. The historical, pro forma and pro forma as adjusted shares do not include a total of 676,600 shares reserved for issuance upon exercise of outstanding stock options.

(4) The historical, pro forma, and pro forma as adjusted shares do not include 3,888,888, 3,500,000 and 3,500,000 shares, respectively, reserved for issuance upon the exercise of warrants held by Anschutz.

                              STANDBY ARRANGEMENT

    Under a Standby Purchase Agreement (the "Standby Agreement") with the Company, the Purchaser has agreed, subject to certain conditions, to purchase from the Company, at $14.37 per share (the "Purchase Price"), the number of shares of Common Stock (the "Purchased Shares") necessary to provide the Company with proceeds which the Company will use to pay the aggregate Redemption Price of Preferred Stock required to be redeemed by the Company on and after the Redemption Date. The Purchaser may also acquire Preferred Stock (the "Acquired Preferred Stock") in the open market or otherwise prior to the close of business on the Conversion Termination Date and has agreed to convert all Preferred Stock so acquired by it into shares of Common Stock.

    As compensation to the Purchaser for its commitment under the Standby Agreement, the Company will pay to the Purchaser (i) a standby fee of $200,000 (the "Standby Fee") and (ii) an amount per share (the "Take-up Fee") equal to the greater of the following fees per Purchased Share (excluding Common Stock acquired by the Purchaser upon conversion of Acquired Preferred Stock) if the number of shares purchased is less than or equal to 100,719 shares, $0.14 per share; if the number of shares purchased is greater than 100,719 but less than or equal to 201,437 shares, $.29 per share; if the number of shares purchased is greater than 201,437 shares but less than or equal to 503,593 shares, $0.57 per share; and if the number of shares purchased is greater than 503,593 shares, $0.75 per share. Thus, only the Standby Fee would be received by the Purchaser if all the currently outstanding shares of Preferred Stock are converted by the holders prior to the expiration of convertibility on the Conversion Termination Date, and the maximum compensation to the Purchaser would be $1,710,778 if all of the currently outstanding shares of Preferred Stock are redeemed. In addition, the Company has agreed to reimburse the Purchaser for its out-of-pocket expenses, including legal fees and expenses, not to exceed $75,000 in the aggregate.

    Any profits realized by the Purchaser upon resale of the Purchased Shares will be shared equally by the Company and the Purchaser, except that the first $200,000 of any such profits realized will be paid solely to the Company.

    Prior to and after the Redemption Date, the Purchaser may offer to the public, shares of Common Stock, including shares of Common Stock acquired through conversion of Preferred Stock purchased by the Purchaser as described above, at prices set from time to time by the Purchaser. It is intended that such prices will not be increased more frequently than once in any day and will not exceed the greater of the last sale or current asked price of the Common Stock on the Nasdaq National Market, plus applicable dealers' commissions. The Purchaser may realize profits or incur losses as a result of such transactions. Such shares of Common Stock may be offered on the Nasdaq National Market or otherwise from time to time by the Purchaser, subject to prior sale. Any Common Stock so offered by the Purchaser will be subject to receipt and acceptance by it and subject to its right to reject orders in whole or in part.

    The Company, its directors, executive officers and Anschutz have agreed that, if the number of Purchased Shares is greater than 201,437, for 60 days after the date of this Prospectus they will not, without the prior written consent of the Purchaser, issue, sell, offer to sell, or otherwise dispose of any shares of Common Stock (or securities convertible into or exercisable for shares of Common Stock), other than the shares offered hereby, certain stock options, shares issuable upon exercise, exchange or conversion of securities outstanding on the date of this Prospectus, shares issued in connection with any acquisition transaction and shares sold upon the exercise of management stock options up to 100,000 shares in the aggregate.

    The Company has agreed to indemnify the Purchaser against certain liabilities, including liabilities under the Securities Act.

    In connection with the offering, the Purchaser may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Securities Exchange Act of 1934, during the two business day period before commencement of offers or sales of the

Common Stock offered hereby. Passive market making transactions must comply with certain volume and price limitations and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security, and if all independent bids are lowered below the passive market maker's bid, then such bid must be lowered when certain purchase limits are exceeded.

                                 LEGAL MATTERS

    The legality of the Common Stock offered hereby will be passed upon for the Company by Vinson & Elkins L.L.P., Houston, Texas, and certain legal matters will be passed upon for the Purchaser by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York.

PROSPECTUS

                             FOREST OIL CORPORATION
                                                                               E
                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                               ------------------

    Forest Oil Corporation ("Forest" or the "Company") may from time to time offer (i) its unsecured senior debt securities (the "Senior Debt Securities"),
(ii) its unsecured subordinated debt securities (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"), which may be convertible into shares of common stock, par value $.10 per share, of the Company (the "Common Stock"), (iii) shares of its preferred stock, par value $.01 per share (the "Preferred Stock"), which may be convertible into shares of Common Stock or exchangeable for Debt Securities and
(iv) shares of its Common Stock. The Preferred Stock and the Common Stock are collectively referred to as the "Equity Securities," and the Debt Securities and the Equity Securities are collectively referred to as the "Securities." The Securities offered pursuant to this Prospectus may be offered separately or together in one or more series up to an aggregate public offering price of $250,000,000 (or the equivalent thereof in foreign currency or currency units) at individual prices and on terms to be determined at the time of the offering and set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and, among other things, will include, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount offered, ranking, rate or rates of interest or the provisions for determining such rate or rates and the time of payment thereof, maturity, currency of payment, terms relating to redemption (whether mandatory, at the option of the Company or the holder), terms for sinking fund payments, terms for conversion into Common Stock, additional covenants and the initial public offering price, (ii) in the case of shares of Preferred Stock, the number of shares, specific title and stated value, any dividend, liquidation, redemption, conversion, exchange, voting and other rights and restrictions and the initial public offering price and (iii) in the case of shares of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof.

    The applicable Prospectus Supplement will also contain information, where applicable, about certain U.S. Federal income taxes, accounting and other considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

    The Securities may be sold directly by the Company, through agents designated by the Company from time to time or through underwriters or dealers designated by the Company from time to time. If any agents of the Company or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable agent's commission, dealer's purchase price or underwriter's discount will be as set forth in or may be calculated from the applicable Prospectus Supplement. The net proceeds to the Company from such sale will be the purchase price of such Securities less such commission in the case of an agent, the purchase price of such Securities in the case of a dealer or the public offering price of such Securities less such discount in the case of an underwriter and less, in each case, other attributable issuance expenses. See "Plan of Distribution" for indemnification arrangements for agents, dealers, and underwriters.
                           --------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                The date of this Prospectus is February 7, 1997

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located at the following addresses: Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of fees prescribed by the Commission. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. Similar information concerning the Company can also be inspected at the offices of the Nasdaq National Market, at 1735 K Street, N.W., Washington, D.C. 20006.

    This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 (together with all amendments, exhibits and schedules thereto, the "Registration Statement"), of which this Prospectus is a part, which Forest has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Statements contained herein concerning the provisions of any contract or other document are necessarily summaries of such contracts or documents filed with the Commission. Copies of the Registration Statement are on file at the offices of the Commission and may be obtained, upon payment of fees prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company hereby incorporates in this Prospectus by reference the following documents, which have been filed with the Commission pursuant to the Exchange Act (File No. 0-4597):

        (a) The Company's Annual Report on Form 10-K/A for the year ended December 31, 1995 (the "1995 Annual Report");

        (b) The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 1996 and the Company's Quarterly Report on Form 10-Q/A for the quarterly period ended September 30, 1996; and

        (c) The Company's Current Reports on Form 8-K dated April 15, August 7 and October 30, 1996 and on Form 8-K/A dated January 28, 1997.

    All reports and any definitive proxy or information statements filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Any person, including any beneficial owner, receiving a copy of this Prospectus may obtain without charge, upon request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Such requests should be directed to Daniel L. McNamara, Corporate Counsel and Secretary, Forest Oil Corporation, 1600 Broadway, Suite 2200, Denver, Colorado 80202 (telephone: (303) 812-1400).

                                  THE COMPANY

    Forest and its subsidiaries are engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America. The Company was incorporated in New York in 1924, the successor to a company formed in 1916, and has been a publicly held company since 1969. The Company is active in several of the major exploration and producing areas in and offshore the United States and in Canada. Forest's principal reserves and producing properties are located in the Gulf of Mexico, Texas, Oklahoma and Canada. The Company operates from production offices located in Lafayette, Louisiana and Denver, Colorado. In January 1996, the Company established an administrative and production office in Calgary, Alberta, Canada. Forest's corporate headquarters are located in Denver, Colorado. The Company's principal offices are located at 1600 Broadway, Suite 2200, Denver, Colorado 80202 (telephone: (303) 812-1400).

                                USE OF PROCEEDS

    Except as otherwise provided in an applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used for the acquisition of oil and gas properties, capital expenditures, the repayment of subordinated debentures or other debt, or repayments of borrowings under revolving credit agreements or for other general corporate purposes.

                RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    A description of the Company's ratio of earnings to fixed charges or earnings to combined fixed charges and preferred stock dividends, as applicable, on a consolidated basis, will appear in an applicable Prospectus Supplement.

                         DESCRIPTION OF DEBT SECURITIES

    Debt Securities may be issued from time to time under one or more indentures, each dated as of a date on or prior to the issuance of the Debt Securities to which it relates. Senior Debt Securities and Subordinated Debt Securities may be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"), which may be the same Trustee, and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "Indenture" and collectively as the "Indentures." Each Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable Indenture, including the definitions therein of certain terms and those terms made part of such Indenture by reference to the TIA, as in effect on the date of such Indenture, and to such Debt Securities. Certain capitalized terms used below and not defined have the respective meanings assigned to them in the applicable Indenture.

TERMS

    The Debt Securities will be unsecured obligations of the Company. The Indebtedness represented by (i) Senior Debt Securities will rank PARI PASSU in right of payment with all other unsecured and unsubordinated Indebtedness of the Company and (ii) Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) of the Company. See "--Ranking of Debt Securities." The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in such Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture and any applicable U.S. Federal income tax considerations. Accordingly, for a description of the terms of any Series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

    Each Indenture will provide for the issuance by the Company from time to time of its Debt Securities in one or more Series. The aggregate principal amount of Debt Securities which may be issued under each Indenture will be unlimited and each Indenture will set forth the specific terms of any Series of Debt Securities or provide that such terms shall be set forth in, or determined pursuant to, an Authorizing Resolution and/or a supplemental indenture, if any, relating to such Series.

    The specific terms of each Series of Debt Securities will be set forth in the applicable Prospectus Supplement relating thereto, including the following, as applicable:

        1. the title of such Debt Securities and whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities;

        2. the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

        3. the price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or, if applicable, the portion of the principal amount of such Debt Securities that is convertible into Common Stock or the method by which any such portion shall be determined;

        4. if convertible into Common Stock, the terms on which such Debt Securities are convertible, including the initial conversion price, the conversion period, any events requiring an adjustment of the applicable conversion price and any requirements relating to the reservation of such shares of Common Stock for purposes of conversion;

        5. the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable and, if applicable, the terms on which such maturity may be extended;

        6. the rate or rates (which may be fixed or floating), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

        7. the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30 day months;

        8. the place or places where the principal of and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

        9. the period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Company;

        10. the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any Sinking Fund (as defined in the applicable Indenture) or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligations;

        11. if other than U.S. dollars, the currency or currencies in which the principal of and interest, if any, on such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

        12. whether the amount of payments of principal of or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

        13. whether the principal of or interest, if any, on the Debt Securities of the Series are to be payable, at the election of the Company or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable and the period or periods within which, and the terms and conditions upon which, such election may be made;

        14. provisions, if any, granting special rights to the holders of Debt Securities of the Series upon the occurrence of such events as may be specified;

        15. any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to Debt Securities of the Series, whether or not such Events of Default (as defined below) or covenants are consistent with the Events of Default or covenants described herein;

        16. whether Debt Securities of the Series are to be issuable initially in temporary global form and whether any Debt Securities of the Series are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such security in permanent global form may exchange such interests for Debt Securities of such Series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the applicable Indenture, and, if Debt Securities of the Series are to be issuable as a Global Security (as defined below), the identity of the depository for such Series;

        17. the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable Indenture to the Debt Securities of the Series; and

        18. any other terms of the Series (which terms shall not be inconsistent with the provisions of the Indenture under which the Debt Securities are issued).

    If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, all material U.S. Federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    Except as may be set forth in the applicable Prospectus Supplement, the Debt Securities will not contain any provisions that would limit the ability of the Company to incur Indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged transaction involving the Company or in the event of a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

    Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of each Series will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof, or in such other currencies or denominations as may be set forth in the applicable Indenture or specified in, or pursuant to, an Authorizing Resolution and/or supplemental indenture, if any, relating to such Series of Debt Securities.

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of and interest, if any, on any Series of Debt Securities will be payable at the corporate trust office of the applicable Trustee, the address of which will be stated in the applicable Prospectus Supplement; PROVIDED THAT, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities.

    Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any Series will be exchangeable for any authorized denomination of other Debt Securities of the same Series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee or at the office of any registrar designated by the Company for such purpose. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any Series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee or at the office of any registrar designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. The Company may act as registrar and may change any registrar without notice.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Company shall not consolidate with or merge with or into any other corporation or transfer all or substantially all of its property and assets as an entirety to any person, unless (i) either the Company shall be the continuing person, or the person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company as an entirety are transferred is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia which expressly assumes all of the obligations of the Company under each Series of Debt Securities and the Indenture with respect to each such Series and (ii) immediately before and immediately after giving effect to such transaction, no Event of Default and no event which, after notice or passage of time or both, would become an Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, any Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company or any other Subsidiary or Subsidiaries.

RANKING OF DEBT SECURITIES

    SENIOR DEBT SECURITIES

    The Senior Debt Securities will constitute unsecured senior obligations of the Company and will rank PARI PASSU in right of payment with all other Senior Indebtedness (as defined below) of the Company. However, the Senior Debt Securities will be effectively subordinated in right of payment to all secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness and will be effectively subordinated to all indebtedness of the Company's Subsidiaries and all mandatory redemption preferred stock of the Company's Subsidiaries. Except as otherwise set forth in the applicable Senior

Indenture or specified in an Authorizing Resolution and/or supplemental indenture, if any, relating to a Series of Senior Debt Securities to be issued, there will be no limitations in any Senior Indenture on the amount of additional Indebtedness which may rank PARI PASSU with the Senior Debt Securities or on the amount of Indebtedness, secured or otherwise, which may be incurred or preferred stock which may be issued by any of the Company's Subsidiaries.

    SUBORDINATED DEBT SECURITIES

    The Subordinated Debt Securities will constitute unsecured obligations of the Company. Unless otherwise provided in the applicable Prospectus Supplement, the payment of principal of, interest on and all other amounts owing in respect of the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full in cash of principal of, interest on and all other amounts owing in respect of all Senior Indebtedness of the Company. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all principal of, interest on and all other amounts due or to become due upon all Senior Indebtedness shall first be paid in full in cash, or such payment duly provided for to the satisfaction of the holders of Senior Indebtedness, before any payment or distribution of any kind or character is made on account of any principal of, interest on or other amounts owing in respect of the Subordinated Debt Securities, or for the acquisition of any of the Subordinated Debt Securities for cash, property or otherwise. If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Senior Indebtedness (a "Payment Default"), no payment of any kind or character shall be made by or on behalf of the Company or any other person on its or their behalf with respect to any principal of, interest on or other amounts owing in respect of the Subordinated Debt Securities or to acquire any of the Subordinated Debt Securities for cash, property or otherwise.

    Upon the happening of any default or event of default (other than a Payment Default) (including any event which with the giving of notice or the lapse of time or both would become an event of default and including any default or event of default which would result upon any payment with respect to the Subordinated Debt Securities) with respect to any Senior Indebtedness of the Company, as such default or event of default is defined therein or in the instrument or agreement or other document under which it is outstanding, then upon written notice thereof given to the Company and the Trustee by a holder or holders of any Senior Indebtedness of the Company or their Representative (as defined in the applicable Indenture) ("Payment Notice"), no payment shall be made by or on behalf of the Company, with respect to the principal of, premium, if any, or interest on the Subordinated Debt Securities, during the period (the "Payment Blockage Period") commencing on the date of such receipt of such Payment Notice and ending on the earlier of (x) the date, if any, on which such default is cured or waived or ceases to exist or the Senior Indebtedness to which such default relates is discharged and (y) the 120th day after the date of receipt of such Payment Notice. The Company may resume payments on the Subordinated Debt Securities after such Payment Blockage Period. Not more than one Payment Notice may be given in any consecutive 360-day period with respect to any Senior Indebtedness, irrespective of the number of defaults with respect to Senior Indebtedness during such period, and the giving of a Payment Notice will not prevent the payment of an installment of principal of or interest on the Subordinated Debt Securities for more than 120 days, except that the commencement of a Payment Blockage Period by any holders of or the trustee for Senior Indebtedness other than Indebtedness under the Company's revolving loan and letter of credit facility with The Chase Manhattan Bank, N.A. and a group of other lenders (the "Bank Credit Facility"), (the "Initial Payment Blockage Period") will not prevent the commencement of a subsequent Payment Blockage Period (the "Subsequent Payment Blockage Period") by the Agent under the Bank Credit Facility, PROVIDED, HOWEVER, that in no event may the Subsequent Payment Blockage Period end later than the 179th day after the date of receipt of the Payment Notice with respect to the Initial Payment Blockage Period. Notwithstanding the foregoing, (a) no event of default that existed or was continuing on the date of any Payment Notice shall be made the basis for the giving of a subsequent Payment Notice unless all such events of default shall have been cured or waived for a period of at least 90 consecutive days after such date, and (b) if the Company or the Trustee receives any Payment Notice, a similar notice relating to or arising out of the same default or facts giving rise to such default (whether or not such default is on the same issue of Senior Indebtedness of the Company), unless cured or waived for a period of at least 90 consecutive days, shall not be effective for purposes of this paragraph.

    The Subordinated Indentures will not restrict the amount of Senior Indebtedness or other Indebtedness of the Company or any Subsidiary. As a result of the foregoing provisions, in the event of the Company's insolvency, holders of the Subordinated Debt Securities may recover ratably less than general creditors of the Company.

    "Senior Indebtedness" will be defined in each Subordinated Indenture as Indebtedness of the Company, whether outstanding on the date of issue of any Subordinated Debt Securities or thereafter created, incurred, assumed or guaranteed by the Company, other than the following: (i) any Indebtedness as to which, by the terms of the instrument creating or evidencing such Indebtedness, it is expressly provided that such Indebtedness is subordinated in right of payment to all Indebtedness of the Company not expressly subordinated to such Indebtedness, (ii) any Indebtedness which, by its terms, expressly refers to the Subordinated Debt Securities and states that such Indebtedness shall not be senior, shall be PARI PASSU or shall be subordinated in right of payment to the Subordinated Debt Securities and (iii) the Subordinated Debt Securities of the same or another Series.

DISCHARGE

    Unless otherwise provided in the applicable Prospectus Supplement, the Company generally may terminate its obligations under any Series of Debt Securities and the Indenture with respect to such Series, at any time, (a) by delivering all outstanding Debt Securities of such Series to the applicable Trustee for cancellation and paying all sums payable by it under such Debt Securities and the Indenture with respect to such Series or (b) after giving notice to the Trustee of its intention to defease all of the Debt Securities of such Series, by irrevocably depositing with the Trustee or a paying agent (other than the Company or a Subsidiary) (i) in the case of any Debt Securities of any Series denominated in U.S. dollars, cash or U.S. Government Obligations sufficient to pay all principal of and interest on such Debt Securities and (ii) in the case of any Debt Securities of any Series denominated in any currency other than U.S. dollars, an amount of the Required Currency sufficient to pay all principal of and interest on such Debt Securities; PROVIDED that if such irrevocable deposit pursuant to (b) above is made on or prior to one year from the Stated Maturity for payment of principal of such Series of Debt Securities, the Company shall have delivered to the Trustee either an opinion of counsel with no material qualifications or a favorable ruling of the Internal Revenue Service, in either case to the effect that holders of such Debt Securities (i) will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such deposit (and the defeasance contemplated in connection therewith) and (ii) will be subject to U.S. Federal income tax on the same amounts and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred.

MODIFICATION AND WAIVER

    Modification and amendment of an Indenture will be permitted to be made by the Company and the Trustee with the consent of the holders of not less than a majority in principal amount of the outstanding Debt Securities of all Series affected thereby (voting as a single class); PROVIDED that such modification or amendment may not, without the consent of each holder of the Debt Securities affected thereby, (i) change the Stated Maturity of the principal of or any installment of interest with respect to the Debt Securities; (ii) reduce the principal amount of, or the rate of interest on, the Debt Securities; (iii) change the currency of payment of principal of or interest on the Debt Securities; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Debt Securities; (v) reduce the above-stated percentage of holders of the Debt Securities of any Series necessary to modify or amend the Indenture relating to such Series; (vi) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive any covenant or past default; (vii) in the case of any Subordinated Indenture, modify the subordination provisions thereof in a manner adverse to the holders of Subordinated Debt Securities of any Series then outstanding; or (viii) in the case of any convertible Debt Securities, adversely affect the right to convert the Debt Securities into Common Stock in accordance with the provisions of the applicable Indenture. Holders of not less than a majority in principal amount of the Outstanding Debt Securities of all Series affected thereby (voting as a single class) may waive certain past defaults and may waive compliance by the Company with any provision of the Indenture relating to such Debt Securities (subject to the immediately preceding sentence); PROVIDED that, (i) without the consent of each holder of Debt Securities affected thereby, no waiver may be made of a default in the payment of the principal of or interest on any Debt Security and (ii) only the holders of a majority in principal amount of Debt Securities of a particular Series may waive compliance with a provision of the Indenture relating to such Series or the Debt Securities of such Series having applicability solely to such Series.

EVENTS OF DEFAULT AND NOTICE THEREOF

    Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that the following events are "Events of Default" with respect to any Series of Debt Securities issued thereunder (i) failure of the Company to pay interest on any Debt Securities of such Series within 30 days of when due or principal of any Debt Securities of such Series when due (including any Sinking Fund installment); (ii) failure to perform any other agreement contained in the Debt Securities of such Series or the Indenture relating to such Series (other than an agreement relating solely to another Series of Debt Securities) for 60 days after notice; (iii) certain events of bankruptcy, insolvency or reorganization with respect to the Company. Additional or different Events of Default, if any, applicable to the Series of Debt Securities in respect of which this Prospectus is being delivered will be specified in the applicable Prospectus Supplement.

    Each Indenture will provide that the Trustee under such Indenture shall, within 75 days after the occurrence of any default (the term "default" to include the events specified above without grace or notice) with respect to any Series of Debt Securities actually known to it, give to the holders of such Debt Securities notice of such default; PROVIDED that, except in the case of a default in the payment of principal of or interest on any of the Debt Securities of such Series or in the payment of any Sinking Fund installment, the Trustee for such Series shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such Debt Securities. Each Indenture will require the Company to certify to the Trustee under such Indenture quarterly as to whether any default exists.

    In case an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization) with respect to any Series of Debt Securities shall occur and be continuing, the Trustee for such Series or the holders of at least 25% in aggregate principal amount of the Debt Securities of such Series then outstanding, by notice in writing to the Company (and to the Trustee for such Series if given by the holders of the Debt Securities of such Series), will be entitled to declare all unpaid principal of and accrued interest on such Debt Securities then outstanding to be due and payable immediately. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, all unpaid principal of and accrued interest on all Debt Securities of such Series then outstanding shall be due and payable immediately without any declaration or other act on the part of the Trustee for such Series or the holders of any Debt Securities of such Series. Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the Debt Securities of such Series) may be waived by the holders of a majority in principal amount of the Debt Securities of such Series then outstanding upon the conditions provided in the applicable Indenture.

    Each Indenture will provide that no holder of the Debt Securities of any Series issued thereunder may pursue any remedy under such Indenture unless the Trustee for such Series shall have failed to act after, among other things notice of an Event of Default and request by holders of at least 25% in principal amount of the Debt Securities of such Series of which the Event of Default has occurred and the offer to the Trustee for such Series of indemnity satisfactory to it; PROVIDED, HOWEVER, that such provision does not affect the right to sue for enforcement of any overdue payment on such Debt Securities.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which the Debt Securities of any Series will be convertible into Common Stock will be set forth in the Prospectus Supplement relating thereto. Such terms will include the Conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such Series of Debt Securities or at the option of the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Series of Debt Securities.

THE TRUSTEE

    The Trustee for each Series of Debt Securities will be identified in the applicable Prospectus Supplement. Each Indenture will contain certain limitations on a right of a Trustee thereunder, as a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Each Trustee will be permitted to engage in other transactions; PROVIDED, HOWEVER, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

    The holders of a majority in principal amount of all outstanding Debt Securities of a Series (or if more than one Series is affected thereby, of all Series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee for such Series or all such Series so affected.

    In case an Event of Default shall occur (and shall not be cured) under any Indenture relating to a Series of Debt Securities and is known to the Trustee for such Series, such Trustee shall exercise such of the rights and powers vested in it by such Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, no Trustee will be under any obligation to exercise any of its rights or powers under the applicable Indenture at the request of any of the holders of Debt Securities unless they shall have offered to such Trustee security and indemnity satisfactory to it.

GOVERNING LAW

    The Indenture and the Debt Securities will be governed by the laws of the State of New York.

GLOBAL SECURITIES; BOOK-ENTRY SYSTEM

    The Debt Securities of any Series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the Prospectus Supplement relating to such Series. Global Securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company ("DTC"), as Depository. Global Securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

    The specific terms of the depository arrangement with respect to any Series of Debt Securities will be described in the Prospectus Supplement relating to such Series. The Company expects that unless otherwise indicated in the applicable Prospectus Supplement, the following provisions will apply to depository arrangements.

    Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts will be designated by the underwriters, dealers or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered directly by the Company. Ownership of beneficial interests in such Global Security will be limited to Participants or persons that may hold interests through Participants.

    The Company expects that, pursuant to procedures established by DTC, ownership of beneficial interests in any Global Security with respect to which DTC is the Depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its Participants relating to beneficial ownership interests in the Debt Securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a Global Security.

    So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as described below or in the applicable Prospectus Supplement, owners of beneficial interest in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture. Beneficial owners of Debt Securities evidenced by a Global Security will not be considered the owners or holders thereof under the applicable Indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the Trustee thereunder. Accordingly, each person owning a beneficial interest in a Global Security with respect to which DTC is the Depository must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interests, to exercise any rights of a holder under the applicable Indenture. The Company understands that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, DTC would authorize the Participants holding the relevant beneficial interest to give or take such action, and such Participants would authorize beneficial owners through such Participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

    Payments of principal of, and any interest on, individual Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to or at the direction of the Depository or its nominee, as the case may be, as the registered owner of the Global Security under the applicable Indenture. Under the terms of the applicable Indenture, the Company and the Trustee may treat the persons in whose name Debt Securities, including a Global Security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Debt Securities (including principal and interest). The Company believes, however, that it is currently the policy of DTC to immediately credit the accounts of relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant Global Security as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such Participants. Redemption notices with respect to any Debt Securities represented by a Global Security will be sent to the Depository or its nominee. If less than all of the Debt Securities of any series are to be redeemed, the Company expects the Depository to determine the amount of the interest of each Participant in such Debt Securities to be redeemed to be determined by lot. None of the Company, the Trustee, any Paying Agent or the Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining any records with respect thereto.

    Neither the Company nor the Trustee will be liable for any delay by the holders of a Global Security or the Depository in identifying the beneficial owners of Debt Securities and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a Global Security or the Depository for all purposes. The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

    If a Depository for any Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Debt Securities in exchange for the Global Security representing such Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any of such Debt Securities represented by one or more Global Securities and in such event will issue individual Debt Securities in exchange for the Global Security or Securities representing such Debt Securities. Individual Debt Securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

                        DESCRIPTION OF EQUITY SECURITIES

GENERAL

    The Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") provides that the aggregate number of shares of all classes of stock that the Company has authority to issue is 210,000,000 shares, consisting of 200,000,000 shares of Common Stock, par value $.10 per share and 10,000,000 shares of preferred stock, par value $.01 per share.

    As of December 31, 1996, the issued and outstanding Common Stock and Preferred Stock of the Company was as follows:

CLASS OF STOCK                                                             SHARES
----------------------------------------------------------------------  ------------
Common Stock..........................................................    30,541,105
$.75 Convertible Preferred Stock......................................     2,877,673

All issued and outstanding shares are fully paid and non-assessable.

    The Company has warrants outstanding to purchase 3,500,000 shares of Common Stock at a price of $10.50 per share (the "A Warrants"). The A Warrants expire on July 27, 1999.

COMMON STOCK

    The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the common shareholders of the Company. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the payment of preferential dividends with respect to (i) the $.75 Convertible Preferred Stock as set forth below and (ii) any other preferred stock of the Company that from time to time may be outstanding. The Company does not presently intend to pay dividends on the Common Stock for the foreseeable future.

    In the event of dissolution, liquidation or winding-up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities of the Company and subject to the prior distribution rights of the holders (i) the $.75 Convertible Preferred Stock and
(ii) any other preferred stock of the Company that preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. All outstanding shares of Common Stock are, and when issued, the shares of Common Stock offered hereby will be, fully paid and nonassessable.

    The transfer agent and registrar for the Common Stock is Chemical Mellon Shareholder Services.

PREFERRED STOCK

    The Company has one class of preferred stock outstanding, the $.75 Convertible Preferred Stock.

    $.75 CONVERTIBLE PREFERRED STOCK

    Each share of $.75 Convertible Preferred Stock is convertible into .7 shares of Common Stock, subject to adjustment upon certain events. Holders of shares of $.75 Convertible Preferred Stock are entitled to cumulative preferential cash dividends at the annual rate of $.75 per share prior to the payment of any dividends (except for dividends paid in shares of Common Stock) or other distributions on (or certain repurchases of) Common Stock and on liquidation, dissolution or winding up of the Company to preferential payment of $10 per share plus accumulated and unpaid dividends before any distribution is made with respect to Common Stock. Dividends on the $.75 Convertible Preferred Stock may be paid in cash or, at the Company's election, in shares of Common Stock or in a combination of cash and Common Stock. Common Stock is valued for dividend payment purposes at between 75% and 90%, based upon trading volume, of the average last reported sales price of the Common Stock for the 10 consecutive trading days ending on the tenth calendar day prior to the date for determining record holders entitled to the dividend payment.

    Whenever dividends on the $.75 Convertible Preferred Stock have not been paid, the amount of the deficiency, plus an amount equal to the accumulated dividend for the then current quarterly dividend period, must be fully paid, or declared and set apart for payment, before any dividend may be declared and paid or set apart for payment upon the Common Stock, except for dividends paid in shares of Common Stock.

    Whenever $.75 Convertible Preferred Stock dividends are in arrears in an amount equivalent to six full quarterly dividends, the holders of the $.75 Convertible Preferred Stock, voting separately as a class and with one vote per share, will have the right to elect two directors. If two consecutive dividend payments are in arrears, the holder of each share of $.75 Convertible Preferred Stock will be entitled to a penalty conversion right enabling such holder to convert each share, plus accumulated dividends, into a share of Common Stock during a two-day period of 30 days after the second dividend payment date at a conversion price of 75% of the average of the last reported sales prices of the Common Stock during the period from such second dividend payment date to five trading days prior to the conversion date. The $.75 Convertible Preferred Stock is redeemable, in whole or in part, at the option of the Company, at a redemption price of $10.00 per share, including accumulated and unpaid dividends.

    TERMS

    The following description of the Preferred Stock summarizes certain general terms and provisions of each series of Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of a particular series of Preferred Stock will be summarized in the Prospectus Supplement relating to such series. The summaries of the terms of the Preferred Stock below and in any Prospectus Supplement do not, and will not, purport to be complete and are subject to, and qualified in their entirety by reference to, the Company's Restated Certificate of Incorporation and the certificate of amendment establishing a series of Preferred Stock (each, a "Certificate of Amendment"), each of which will be filed with the Commission at or prior to the time of the sale of such series of Preferred Stock.

    The Board of Directors is authorized to provide for issuance of the Preferred Stock of the Company from time to time, in one or more series, and to fix the dividend rate, conversion or exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and qualifications, limitations and restrictions thereof with respect to each series.

    An applicable Prospectus Supplement will set forth or describe other specific terms regarding each series of Preferred Stock offered thereby, including:

    1. the number of shares of such Preferred Stock offered, the liquidation preference per share and the initial offering price of such Preferred Stock;

    2. the dividend rate, period and/or payment date, or method of calculation thereof, applicable to such Preferred Stock;

    3. the date from which dividends on such Preferred Stock shall accumulate, if applicable;

    4.  the provision for a sinking fund, if any, for such Preferred Stock;

    5.  the provision for redemption, if applicable, of such Preferred Stock;

    6.  any listing of such Preferred Stock on any securities exchange;

    7. the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock or exchangeable for Debt Securities, including the conversion price or exchange rate, as the case may be (or the manner of calculation thereof);

    8. a discussion of U.S. Federal tax considerations applicable to such Preferred Stock;

    9. the relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    10. any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    11. the voting powers, if any, of such Preferred Stock, in addition to those set forth below; and

    12. any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

DIVIDENDS

    The holders of the Preferred Stock of each series shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of the funds of the Company legally available therefor, cash dividends at the annual rate and on such dates as shall be set forth in the Prospectus Supplement relating to such series. Each such dividend shall be paid to the holders of record of shares of such series on such record date as shall be fixed by the Board of Directors of the Company.

    If dividends are not paid in full or declared in full and a sum set apart for the payment thereof upon the Preferred Stock of a series and any other Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon shares of Preferred Stock of such series and any other Preferred Stock ranking on a parity as to dividends shall be declared PRO RATA so that in all cases the amount of dividends declared per share on the Preferred Stock of such series and any other Preferred

Stock ranking on a parity as to dividends shall be in the same proportion as the amount of dividends that would be paid on all shares of Preferred Stock of such series and such other parity Preferred Stock if all such dividends (including dividends accrued or in arrears) were paid in full. Except as provided in the preceding sentence, unless full cumulative dividends on the Preferred Stock of a series have been paid or declared in full and a sum set aside for the payment thereof, no dividends shall be declared or paid or set aside for payment or other distribution made upon the Company's Common Stock or any other class or series of capital stock of the Company ranking junior to or on a parity with the Preferred Stock of the applicable series as to dividends or liquidation rights, nor shall any Common Stock or any other class or series of capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or liquidation rights be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any shares of such stock) by the Company or any subsidiary of the Company (except by conversion into or exchange for stock of the Company ranking junior, to the Preferred Stock of the applicable series as to dividends and liquidation rights). Unless otherwise stated in the applicable Prospectus Supplement, no interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on Preferred Stock of any series which may be in arrears.

    VOTING RIGHTS

    The holders of the Preferred Stock shall not, except as required by law or as set forth in the applicable Prospectus Supplement, have any right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of stockholders. On any matters on which the holders of the Preferred Stock shall be entitled to vote, they shall be entitled to one vote for each share held.

    The approval of the holders of at least a majority of the then outstanding shares of Preferred Stock of a series will be required to amend the applicable Certificate of Amendment to adversely change the preferences, special rights or powers of the Preferred Stock of such series or to authorize, create or increase the authorized amount of any class or series of capital stock of the Company ranking prior to the Preferred Stock of such series either as to dividend or liquidation rights; PROVIDED that the creation or issuance of any class or series of capital stock of the Company not ranking prior to the Preferred Stock of a series as to dividend or liquidation rights shall not require the consent of the holders of the Preferred Stock of such series.

    RANKING

    The Preferred Stock to which any Prospectus Supplement may relate will rank PARI PASSU with the outstanding shares of $.75 Convertible Preferred Stock with respect to dividend rights and liquidation preference. The Preferred Stock also will rank prior to the Company's Common Stock. Without the requisite vote of holders of the Preferred Stock, as described above under "Voting Rights," no class or series of capital stock can be created ranking senior to the Preferred Stock as to dividend rights or liquidation preference.

    LIQUIDATION RIGHTS

    In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of the Preferred Stock of each series are entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Company (including any Preferred Stock) which is junior as to liquidation rights to the Preferred Stock of such series. Liquidating distributions in the amount set forth in the applicable Prospectus Supplement, plus dividends accumulated but unpaid to the date of such distribution. If, upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of such series and any other Preferred Stock of the Company ranking as to any such distribution on a parity with the Preferred Stock of such series are not paid in full, the holders of the Preferred Stock of such series and of such other Preferred Stock of the Company will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of the Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or part of the Company's assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Company.

    REDEMPTION PROVISIONS

    The Preferred Stock of each series will have such optional or mandatory redemption terms, if any, as shall be set forth in the applicable Prospectus Supplement.

    CONVERSION AND EXCHANGE RIGHTS

    The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock or exchangeable into Debt Securities will be set forth in the applicable Prospectus Supplement relating to such series of Preferred Stock. Such terms will include (i) in the case such series of Preferred Stock is convertible into Common Stock, (A) the number of shares of Common Stock into which shares of such series of Preferred Stock are convertible, (B) the conversion price (or manner of calculation thereof), (C) the conversion period, (D) provisions as to whether conversion will be at the option of the holders of such series of Preferred Stock or at the option of the Company, (E) the events requiring an adjustment of the conversion price and (F) provisions affecting conversion in the event of the redemption of such series of Preferred Stock and (ii) in the case such series of Preferred Stock is exchangeable into Debt Securities, (A) the principal amount of Debt Securities into which shares of such series of Preferred Stock are exchangeable, (B) the exchange period and (C) provisions as to whether exchange will be at the option of the holders of such series of Preferred Stock or at the option of the Company.

    MISCELLANEOUS

    The Preferred Stock will have no preemptive rights. All of the Preferred Stock, upon payment in full therefor, will be fully paid and nonassessable.

ANTI-TAKEOVER PROVISIONS

    Certain provisions in the Company's Restated Certificate of Incorporation and By-laws, the Company's shareholders' rights plan, executive severance agreements and the ownership position of Anschutz may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts.

    CLASSIFIED BOARD OF DIRECTORS.

    The Company's By-laws provide that the Board of Directors is divided into four classes as nearly equal in number as possible, with each class having not less than three members, whose four year terms of office expire at different times in annual succession. A staggered board makes it more difficult for shareholders to change the majority of the directors and instead promotes a continuity of existing management.

    BLANK CHECK PREFERRED STOCK.

    The Company's Restated Certificate of Incorporation authorizes the issuance of blank check preferred stock. The Board of Directors can set the voting rights, redemption rights, conversion rights and other rights relating to such preferred stock and could issue such stock in either private or public transactions. In some circumstances, the blank check preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt which the Board of Directors opposes.

    SHAREHOLDERS' RIGHTS PLAN.

    In October 1993, the Board of Directors adopted a shareholders' rights plan (the "Plan") and entered into the Rights Agreement. The Company issued a dividend of a preferred stock purchase right (the "Rights") on each outstanding share of Common Stock of the Company, which, after the Rights become exercisable, entitles the holder to purchase 1/100th of a share of a newly issued series of the Company's preferred stock at a purchase price of $30 per 1/100th of a preferred share, subject to adjustment. The Rights expire on October 29, 2003 unless extended or redeemed earlier. The Rights will become exercisable (unless previously redeemed or the expiration date of the rights has occurred) following a public announcement that a person or group (an "Acquiring Person") has acquired 20% or more of the Common Stock or has commenced (or announced an intention to make) a tender offer or exchange offer for 20% or more of the Common Stock. In certain circumstances each holder of Rights (other than an Acquiring Person) would have the right to receive, upon exercise (i) shares of Common Stock having a value significantly in excess of the exercise price of the Rights, or (ii) shares of Common Stock of an acquiring company having a value significantly in excess of the exercise price of the Rights.

                              PLAN OF DISTRIBUTION

    The Company may sell Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of institutional purchasers or to a single purchaser, or (iii) through agents. Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act. The terms of the offering of the Securities with respect to which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement, including the name or names of any underwriters, dealers or agents, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, the public offering price and any discounts or concessions which may be allowed or reallowed or paid to dealers and any securities exchanges on which the Securities may be listed.

    If underwriters are used in the sale of Securities, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase the Securities described in the applicable Prospectus Supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any are so purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    The Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agents involved in the offer or sale of the Securities in respect of which this Prospectus is being delivered, and any commissions payable by the Company to such agents, will be set forth in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    If dealers are utilized in the sale of any Securities, the Company will sell the Securities to the dealers, as principals. Any dealer may resell the Securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the Prospectus Supplement with respect to the Securities being offered.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the Securities to which this Prospectus and the applicable Prospectus Supplement relates from the Company at the public offering price set forth in the applicable Prospectus Supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement, and the applicable Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

    Underwriters will not be obligated to make a market in any Securities. The Company cannot predict the activity of trading in, or liquidity of, any Securities.

    Agents, dealers and underwriters may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments they may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Securities offered hereby will be passed upon for the Company by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

    The consolidated financial statements of the Company which appear in the December 31, 1995 Annual Report on Form 10-K/A of the Company have been incorporated by reference herein in reliance upon the report dated February 20, 1996 of KPMG Peat Marwick LLP, independent certified accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in the method of accounting for oil and gas sales from the sales method to the entitlements method effective January 1, 1994 and to changes in the method of accounting for post retirement benefits other than pensions and income taxes in 1993.

    The consolidated financial statements of ATCOR Resources, Ltd., included in the Current Report on Form 8-K/A of Forest Oil Corporation, dated January 28, 1997 have been incorporated by reference herein in reliance upon the report dated February 1, 1996 of Price Waterhouse, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Price Waterhouse is a Canadian partnership, resident in Canada.

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    NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY OF THE PURCHASER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH STATE. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

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                               TABLE OF CONTENTS

                                          Page
                                           ---
              PROSPECTUS SUPPLEMENT
Prospectus Summary....................        S-2
Risk Factors..........................        S-4
Price Range of Common Stock...........        S-9
Selected Financial and Operating
  Data................................       S-10
Capitalization........................       S-13
Standby Arrangement...................       S-14
Legal Matters.........................       S-15
                   PROSPECTUS
Available Information.................          2
Incorporation of Certain Documents by
  Reference...........................          2
The Company...........................          3
Use of Proceeds.......................          3
Ratio of Earnings to Fixed Charges and
  Earnings to Combined Fixed Charges
  and Preferred Stock Dividends.......          3
Description of Debt Securities........          3
Description of Equity Securities......         12
Plan of Distribution..................         17
Legal Matters.........................         18
Experts...............................         18

                                     [LOGO]

                                2,014,731 SHARES

                             FOREST OIL CORPORATION

                                  COMMON STOCK

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                             PROSPECTUS SUPPLEMENT
                                February 7, 1997

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                                LEHMAN BROTHERS

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